                                                                   Exhibit 10.13


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of June 2, 1998, is made and entered into by and between Interstate Hotels, LLC , a Delaware limited liability company (the "Company"), and Charles R. Tomb (the "Executive").

                                    RECITALS

         A. The Company is the surviving entity of a merger between Interstate Hotels Corporation ("IHC") and the Company;

         B. The Company desires to obtain the services of the Executive as a senior executive of the Company;


         C. The Executive desires to provide his services to the Company on the terms and conditions herein provided;

         D. Executive and IHC were parties to a certain Employment Agreement (the "Old Employment Agreement") and a certain Severance Agreement (the "Severance Agreement") which set forth the terms and conditions of the Executive?s employment with IHC and the rights and obligations of each of the respective parties relating to such employment;

         E. Effective as of the date of this Agreement, a Change in Control of IHC (as defined in Section 1(d) of the Severance Agreement) occurred as a result of the transactions arising out of the Agreement and Plan of Merger, dated as of December 2, 1997, by and among Interstate Hotels Company, Patriot American Hospitality, Inc. and Wyndham International, Inc.; and

         F. The Company and the Executive desire to clarify their ongoing employment relationship and set forth the survival or modification, as the case may be, of certain of their respective rights or obligations pursuant to the Employment Agreement and/or the Severance Agreement.

         G. The Company and the Executive acknowledge that this Agreement shall supersede and replace the Severance Agreement and the Old Employment Agreement (except as otherwise expressly stated herein) and each of the parties expressly waives any claims either of the parties may have under the Severance Agreement or the Old Employment Agreement.

         NOW, THEREFORE, the parties agree as follows:

         1. DEFINITIONS. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

                  (a) "BASE PAY" means the salary provided for in Section 4(a), as such amount may be adjusted hereunder.

                  (b) "BOARD" means the Board of Directors of the Company or an authorized committee thereof.

                  (c) "CAUSE" means that the Executive shall have committed:

                           (i) an intentional act of fraud, embezzlement or
                  theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

                           (ii) intentional wrongful damage to property of the
                  Company or any Subsidiary;

                           (iii) intentional Unauthorized Disclosure, Use or
                  Solicitation; or

                           (iv) intentional wrongful engagement in any
                  Competitive Activity;

and any such act shall have been materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive will be deemed "intentional" if it was due primarily to an error in judgment or negligence, but will be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the full Board of Directors then in office at a meeting of the Board of Directors called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail, provided, however, that nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination and such determination, albeit a condition to any termination for "Cause" as aforesaid, will not create any presumption that "Cause" in fact exists.

                  (d) "CHANGE IN CONTROL" means the occurrence during the Term of any of the following events:

                           (i) The Company is merged, consolidated or
                  reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding voting stock of such corporation or person immediately after such transaction is held in the aggregate by the holders of voting stock of the Company immediately prior to such transaction;

                           (ii) The Company sells or otherwise transfers all or
                  substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding voting stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of voting stock of the Company immediately prior to such sale or transfer; or

                           (iii) (A) An event occurs which causes any person (as
                  the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) to be required to file a report on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any such person (other than any of the Fine Interests) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act ("Rule 13d-3")) of securities representing 30% or more of the combined voting power of the then-outstanding voting stock of the Company (any such event, an "Ownership Change") and (B) during the 12-month period following such Ownership Change, individuals who immediately prior to such Ownership Change constitute the Directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (iii) each Director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Directors of the Company (or a committee thereof) then still in office who were Directors of the Company immediately prior to such Ownership Change will be deemed to have been a Director of the Company immediately prior to such Ownership Change (any such change in a majority of the Directors, a "Board Change").

Notwithstanding Section 1(d)(iii), unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" will not be deemed to have occurred for purposes of Section 1(d)(iii) or 1(d)(iv) solely because (A) the Company, (B) a Subsidiary, or (C) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or
Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 30% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership. In addition, a "Change in Control" will not be deemed to have occurred as a result of the presently contemplated spin-off of the third party management business of Interstate Hotels described in Section 8(d) hereof.

                  (e) "COMPETITIVE ACTIVITY" means any act by the Executive that is prohibited under Section 6(a).

                  (f) "DISABILITY" means the Executive's inability, as a result of mental or physical illness, injury or disease, substantially to perform his material duties and responsibilities under this Agreement for a period of 180 consecutive calendar days within any 12-month period.

                  (g) "EMPLOYEE BENEFITS" means the perquisites, benefits and service credit for benefits as provided under any and all employee welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company.

                  (h) "SUBSIDIARY" means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock or, if a partnership, limited liability company or similar entity, at least 50% of the equity capital interests thereof.

                  (i) "TERM OF EMPLOYMENT" means the period specified in
Section 2.

                  (j) "UNAUTHORIZED DISCLOSURE, USE OR SOLICITATION" means any violation or breach by the Executive of any provision of Section 7.

         2. TERM OF EMPLOYMENT. The Company hereby employs the Executive and the Executive hereby accepts such employment, effective as of June 2, 1998 (the "Effective Date") and ending at the close of business on June 1, 2001 (the "Initial Term of Employment"); provided, however, that commencing June 1, 2001 and each June 1st thereafter the Term of Employment will automatically be extended for successive one-year periods unless either party gives written notice to the other, not less than 90 calendar days prior to the otherwise scheduled expiration of the Term of Employment, that it or he does not want the Term of Employment so to extend. The Executive will devote substantially all of his business time to the business and affairs of the Company and its Subsidiaries (excluding reasonable amounts of time devoted to charitable purposes, passive investments and directorships and periods in which he is physically or mentally ill, injured or otherwise disabled).

         3. DUTIES AND RESPONSIBILITIES. During the Term of Employment, the Executive will have and perform the duties and responsibilities set forth in Exhibit A, provided, however, that the Board may from time to time change those duties and responsibilities (in which event the parties may, but will not be required to, substitute a new Exhibit A) and no such change will give rise to any liability on the part of the Company so long as such change does not result in a change in the primary reporting relationship set forth on Exhibit A.

         4. COMPENSATION AND BENEFITS. (a) BASE PAY. During the Term of Employment, the Executive will receive Base Pay of not less than $190,000 per year; subject to review by the Board for increase (but not decrease) at the end of each fiscal year during the Term of Employment. Such Base Pay will be payable by the Company in accordance with its regular compensation practices and policies applicable to senior executives of the Company.

                  (b) ANNUAL PERFORMANCE BONUS. For each fiscal year of the Company during the Term of Employment, the Executive will be eligible for an annual performance bonus under the Company's Management Bonus Plan ("Bonus Plan"), that can vary from a minimum of 0% to a maximum of 125% of the Executive's base salary. The Bonus will be subject to the rules issued each year. During 1998 the Bonus will be based on Hotel Profits and Corporate Profits. In future years these categories may be revised or deleted and new categories could be added. The Executive must be employed by the Company at the time the Bonus is scheduled to be paid to be eligible to receive the Bonus.

                  (c) EMPLOYEE BENEFITS. During the Term of Employment, the Executive will be entitled to (i) participate in all employee benefit plans, programs, policies and arrangements sponsored, maintained or contributed to by the Company, including without limitation the Company's Executive Retirement Plan, subject to and in accordance with the terms and conditions of such plans, programs, policies and arrangements as they relate to similarly situated senior executives of the Company, (ii) participate in all equity and long-term incentive plans sponsored or maintained by the Company at a level commensurate with his position, subject to and in accordance with the terms and conditions of such plans as they relate to senior executives of the Company, and (iii) receive all other benefits and perquisites provided or made available by the Company to its senior executives, subject to and in accordance with the terms and conditions of such benefits and perquisites as they relate to senior executives of the Company.

                  (d) EXPENSES. During the Term of Employment, the Executive will be entitled to reimbursement of all documented reasonable travel and entertainment expenses incurred by him on behalf of the Company in the course of the performance of his duties hereunder, subject to and in accordance with the terms and conditions of the Company's expense reimbursement policies as they relate to senior executives of the Company.

                  (e) VACATION. During the Term of Employment, the Executive will be entitled to not less than four weeks of vacation, in addition to paid public holidays as observed by the Company from year to year, subject to and in accordance with the terms and conditions of the Company's regular compensation practices and policies as they relate to senior executives of the Company.

                  (f) CAR ALLOWANCE. During the Term of Employment, the Company shall continue to pay to the Executive the car allowance of $730 per month that the Executive currently receives (the "Car Allowance").

                  (g) EXECUTIVE RETIREMENT PLAN. During the Term of this Agreement, the Executive will continue to participate in the Company's Executive Retirement Plan and, upon termination of the Executive's employment for any reason (other than Cause), the Executive's account in such Plan shall become fully vested and the Company shall pay all such amounts to the Executive within thirty (30) days of the termination of the Executive's employment.


         5. TERMINATION OF EMPLOYMENT.

                  (a) TERMINATION BY NOTICE. Subject to the provisions of
Section 2 and this Section 5, the Executive's employment hereunder will be for the Term of Employment specified in Section 2.

                           (i) RELOCATION REIMBURSEMENT. In the event that the
                  Executive exercises his rights set forth in Section 5(b) hereof to terminate this Agreement prior to the Election Deadline (as defined below) or should Executive be terminated for any reason, the Company will reimburse the Executive for any relocation expenses reasonably incurred by the Executive in connection with the Executive's relocation to Pittsburgh, Pennsylvania (the "Relocation"). Such reimbursement expenses shall include, but not be limited to, real estate and all mortgage associated closing costs and points, furniture shipping and storage, travel, hotel charges and other similar out-of-pocket expenses reasonably incurred by the Executive and all of his family members moving from Scottsdale in connection with the Relocation.

                  (b) SEVERANCE COMPENSATION.

                           (i) Notwithstanding anything contained in this
                  Agreement to the contrary, the Company will pay to the Executive, upon the execution of this Agreement, 50% of the severance compensation (subject to normal payroll tax deductions) to which the Executive has the right to elect to receive under Section 4 of the Severance Agreement (the "Severance Compensation") as a result of the Change in Control of IHC that occurred on or around June 2, 1998 and the Company shall afford to the Executive all of the protections and entitlements set forth in Section 5 of the Severance Agreement that may apply to such Severance Compensation. In addition, the Company shall loan to the Executive an amount equal to the remaining 50% of the Severance Compensation (the "Loan") upon the execution of this Agreement and the promissory note attached hereto and made a part hereof as Exhibit B. The total outstanding amounts due under the Loan shall be payable by the Executive upon demand by the Company if the Executive terminates this Agreement other than pursuant to Section 5(b)(ii) hereof or if the Company terminates this Agreement for Cause. The Company will forgive one-thirtieth

                  (1/30) of the Loan at the end of the expiration of each full calendar month during which this Agreement remains in full force and effect after March 2, 1999 (the "Election Deadline"). Notwithstanding anything contained herein to the contrary, the Executive may elect to terminate his employment, with or without cause, at any time prior to the Election Deadline and all outstanding amounts under the Loan shall be forgiven by the Company. Finally, all outstanding amounts under the Loan shall be forgiven by the Company if (a) the Company terminates this Agreement at any time for any reason other than Cause or (b) the Executive terminates this Agreement pursuant to Section 5(b)(ii) hereof.

                           (ii) In the event that any of the following events
                  occurs after the Election Deadline, the Executive shall have the right to terminate his employment with the Company and the Company shall forgive the outstanding amounts under the Loan and provide to the Executive all of the Employee Benefits set forth in Section 4 of the Severance Agreement and all of the other protections and entitlements set forth in Section 5 of the Severance Agreement:

                                    (1) Failure to elect or reelect or otherwise
                           to maintain the Executive in the office or the position, or a substantially equivalent office or position, of or with the Company which the Executive previously held, or the removal of the Executive as a Director of the Company (or any successor thereto) if the Executive shall previously have been a Director of the Company;

                                    (2) (A) A significant adverse change in the
                           nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the Executive previously held, (B) a reduction in the aggregate of the Executive's Base Pay, Annual Performance Bonus and other compensation received from the Company and any Subsidiary during the immediately preceding 12-month period, or (C) the termination or denial of the Executive's rights to non-terminable Employee Benefits, any of which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

                                    (3) A determination by the Executive (which
                           determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise proven by the Company by clear and convincing evidence) that a change in circumstances has occurred, including without limitation a change in the scope of the business or other activities for which the Executive was responsible, which has rendered the Executive substantially unable to carry out, has substantially hindered Executive's performance of, or has caused Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position previously held by the Executive, which situation is not remedied within 10 calendar days after written notice to the Company from the Executive of such determination;

                                    (4) The liquidation, dissolution, merger,
                           consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) assumed all duties and obligations of the Company under this Agreement pursuant to Section 8 of this Agreement;

                                    (5) The Company relocates its principal
                           executive offices, or requires the Executive to have his principal location of work changed, to any location that is in excess of 25 miles from the location thereof, or requires the Executive to travel away from his office in the course of discharging his responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to such increase without, in either case, his prior written consent;

                                    (6) A Change in Control of the Company; or

                                    (7) Without limiting the generality or
                           effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

                  (c) VOLUNTARY TERMINATION OR TERMINATION FOR CAUSE. The Company may, with or without notice, terminate the Executive's employment hereunder for Cause. If the Executive's employment is terminated by the Company effective during the Term of Employment for Cause, or is terminated by the Executive (other than pursuant to Section 5(b)(i), 5(b)(ii) or any other express provisions of this Agreement), the Executive will not be entitled to any compensation or benefits provided herein, the outstanding amounts under the Loan shall become due and payable and nothing herein will limit the Company's rights against the Executive or the rights and obligations of the parties under Sections 6 and 7.

                  (d) TERMINATION FOR ANY REASON OTHER THAN CAUSE. If the Executive's employment is terminated by the Company during the Term of Employment for any reason other than Cause:

                           (i) The Company will forgive the outstanding amounts
                  under the Loan and the Executive will be entitled to receive all of the other Employee Benefits set forth in Section 4 of the Severance Agreement and all of the other protections and entitlements set forth in Section 5 of the Severance Agreement; and

                           (ii) For the greater of (a) thirty-six (36) months
                  following the Effective Date or (b) eighteen (18) months following the date of the Executive?s termination of employment, the Company will arrange to provide the Executive and his eligible dependents with Employee Benefits (excluding retirement, deferred compensation and stock option, stock purchase, stock appreciation or similar compensatory benefits) that are substantially similar to those that the Executive and such dependents were receiving or entitled to receive immediately prior to the effective date of the Executive's termination of employment, except that the level of any such Employee Benefits to be provided to the Executive and such dependents may be reduced in the event of a corresponding reduction generally applicable to all senior executives. If and to the extent that any benefit described in this Section 5(d)(ii) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment of such Employee Benefits to the Executive, his dependents and his beneficiaries. Employee Benefits otherwise receivable by the Executive pursuant to this Section 5(d)(ii) will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period following the effective date of the Executive's termination of employment, and any such benefits actually received by the Executive must be reported by the Executive to the Company.

                  (e) DEATH OR DISABILITY. If the Executive's employment is terminated effective during the Term of Employment as a result of his death or by the Company as a result of his Disability, the Company will forgive the outstanding amounts due under the Loan and the Executive (or, in the event of his death, his designated beneficiary) will be entitled to receive all of the protections and entitlements set forth in Section 5 of the Severance Agreement and the Employee Benefits referred to in Section 5(d)(ii) hereof.

                  (f) COMPENSATION AND BENEFITS ON TERMINATION. Except as otherwise provided in Section 5(b), (d) or (e):

                           (i) All compensation and benefits payable to the
                  Executive pursuant to Section 4 (other than compensation and benefits previously earned and, if applicable, vested under the terms of this Agreement or any other applicable employee benefit plan, program, policy, arrangement or agreement) will terminate as of the effective date of the Executive's termination of employment; and

                           (ii) The Executive will not be entitled to, and
                  hereby waives, any claims for compensation or benefits (other than compensation and benefits previously earned and, if applicable, vested under the terms of this Agreement, applicable employee benefit plan, program, policy, arrangement or agreement) payable after such effective date and for damages arising in connection with his termination of employment pursuant to this Agreement.

                  (g) NO MITIGATION OBLIGATION. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date and that the non-competition covenant contained in Section 6 will further limit the employment opportunities for the Executive. Accordingly, the payment of the compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided herein.

                  (h) SURVIVAL OF SECTION 5 OF SEVERANCE AGREEMENT. Notwithstanding anything to the contrary contained herein, all of the provisions set forth in Section 5 of the Severance Agreement shall remain in full force and effect and apply to any and all Severance Compensation Payments made hereunder.

                  (i) TERMINATION AFTER INITIAL TERM. If, after the expiration of the Initial Term, the Company terminates the Executive's employment (for any reason other than Cause) or the Executive terminates his employment for any reason set forth in Section 5(b)(ii), the Company shall pay to the Executive an amount equal to his Base Pay and Annual Performance Bonus for the number of months (or portion thereof for a partial month) during which the Executive's employment continued after the Initial Term up to a maximum of six (6) months.

                  (j) EXCLUSION OF CAR ALLOWANCE. The Executive acknowledges that any calculation of Severance Compensation or Employee Benefits to which the Executive is entitled upon termination of the Executive's employment pursuant to
Section 5 hereof shall exclude the Car Allowance.

                  (k) CONTINUATION OF EMPLOYEE BENEFITS. The Company reserves the right to continue the Employee Benefits in accordance with this Section 5 by arranging for the Executive to receive such Employee Benefits (i) through third party benefit providers (outside of the Company's normal benefit plans), or (ii) on his/her own behalf in which case the Company will reimburse to the Executive all costs and expenses incurred by the Executive greater than the amount of contributions or costs made (or incurred), if any, by the Executive for such Employee

Benefits while the Executive is still employed by the Company so long as such Employee Benefits are reasonably available to purchase on commercially reasonable terms.

         6. COMPETITIVE ACTIVITY. (a) During the Term of Employment and the period ending one hundred eighty (180) days following the effective date of the Executive's termination of employment, the Executive will not:

                           (i) enter into or engage in any business which competes with the Company's (or Patriot American Hospitality, Inc.'s) business within the Restricted Territory (as defined below); or

                           (ii) solicit customers, business patronage or orders for, or sell, any product or products, or service or services, in competition with, or for any business, wherever located, that competes with the Company's (or Patriot American Hospitality, Inc.'s) business within the Restricted Territory; or

                           (iii) divert, entice or otherwise take away any customers, business or patronage or orders of the Company (or Patriot American Hospitality, Inc.) within the Restricted Territory, or attempt to do so; or

                           (iv) promote or assist, financially or otherwise, any firm, person, association, partnership, corporation or other entity engaged in any business which competes with the Company's (or Patriot American Hospitality, Inc.'s) business within the Restricted Territory.

                  (b) For the purposes of this Section 6, the Restricted Territory will be defined as and limited to:

                           (i) the geographic areas within a 25 mile radius of any and all Company (or Patriot American Hospitality, Inc.) locations in, to or for which the Executive worked, was assigned or had any responsibility (either direct or supervisory) at the time of the termination of his employment or at any time during the two year period prior to such termination;

                           (ii) any customer, whether within or outside of the geographic area described in paragraph
                                    (i) above, for or to which the Executive worked, was assigned or had any direct responsibility at the time of the termination of his employment or at any time during the two year period prior to such termination; or

                           (iii)    the following hotel chains, their
                                    subsidiaries and affiliates, and the
                                    following real estate management companies, their subsidiaries and affiliates, whether within or outside of the geographic area described in paragraph (i) above: Bristol Hotel Company, Capstar Hotel Company (and its successors), Hilton Inns, Inc., Hyatt Corporation, Marriott International, Inc., Promus Hotel Corporation, Radisson Hotels International, Inc., and Starwood Hotels & Resorts.

         7. UNAUTHORIZED DISCLOSURE, USE OR SOLICITATION. (a) Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after his employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing his duties of employment hereunder, use any trade secrets or confidential business and technical information of the Company or its customers, vendors or property owners or managers, without limitation as to when or how Executive may have acquired such information. Such confidential information will include, without limitation, the Company's unique selling methods and trade techniques, management, training, marketing and selling manuals, promotional materials, training courses and other training and instructional materials, vendor, owner, manager and product information, customer lists, other customer information and other trade information. Executive specifically acknowledges that all such confidential information including, without limitation, customer lists, other customer information and other trade information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during his employment with the Company (except in the course of performing his duties and obligations hereunder) or after the termination of his employment will constitute a misappropriation of the Company's trade secrets.

                  (b) Executive agrees that upon termination of Executive's employment with the Company, for any reason, Executive will return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of all management, training, marketing and selling manuals, promotional materials, other training and instructional materials, vendor, owner, manager and product information, customer lists, other customer information and all other selling, service and trade information and equipment. In the event that such items are not so returned, the Company will have the right to charge Executive for all reasonable damages, costs, attorneys' fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

                  (c) Executive acknowledges that to the extent permitted by law, all work papers, reports, documentation, drawing, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, "items"), including, without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during his employment with the Company will be considered a "work made for hire" and that ownership of any and all copyrights in any and all such items will belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., "(year of creation" Interstate Hotels Corporation. All rights reserved," and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

                  (d) Executive hereby assigns and agrees to assign to the Company, its successors, assigns or nominees, all of his rights to any discoveries, inventions and improvements, whether patentable or note, made, conceived or suggested, either solely or jointly with others, by Executive while in the Company's employ, whether in the course of his employment with the use of the Company's time, materials or facilities or in any way within or related to the existing or contemplated scope of the Company's business. Any discovery, invention or improvement relating to any subject matter with which the Company was concerned during Executive's employment and made, conceived or suggested by Executive, either solely or jointly with others, within one year following termination of Executive's employment under this Agreement or any successor agreements will be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company's time, materials or facilities. Upon request by the Company with respect to any such discoveries, inventions or improvements, Executive will execute and deliver to the Company, at any time during or after his employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested, at the expense of the Company, but without further or additional consideration.

                  (e) Executive may use the Company's trade names, trademarks and/or service marks in connection with the sale of the Company's products and services, but only in such manner and for such purposes as may be authorized by the Company. Upon any termination of this Agreement, Executive immediately will cease the use of such trade names, trademarks and/or service marks and eliminate them wherever they have been used or incorporated by Executive.

                  (f) The Executive will not directly or indirectly (i) solicit or endeavor to cause any employee of the Company (or Patriot American Hospitality, Inc.) or any Subsidiary to leave his employment or induce or attempt to induce any such employee to breach any employment agreement with the Company (or Patriot American Hospitality, Inc.) or any Subsidiary or otherwise interfere with the employment of any such employee or (ii) solicit, endeavor to cause, induce or attempt to induce any agent who engages in the business of marketing the services of the Company (or Patriot American Hospitality, Inc.) or any Subsidiary to terminate, reduce or modify its agency relationship with the Company (or Patriot American Hospitality, Inc.) or any Subsidiary.

         8. SUCCESSORS AND BINDING AGREEMENT. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, spin-off or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization, spin-off or otherwise (and such successor will thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

                  (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

                  (c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 8(a) and (b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 8(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

                  (d) The Company expressly acknowledges that this Section 8 applies to the pending spin-off of the Interstate Hotels third party management business and that the Company must require such entity to expressly assume and agree to perform this Agreement regardless of the legal form or mechanism used to effect such spin-off or create such new or presently existing entity.

                  (e) The Executive expressly agrees to recognize and acknowledge as the Company under this Agreement any successor to the Company (whether direct or indirect, by purchase, merger, consolidation, reorganization, spin-off or otherwise) or to all of the third party management business of Interstate Hotels.

         9. LEGAL FEES AND EXPENSES. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation, arbitration or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation, arbitration or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing.

         10. ADDITIONAL REMEDIES. (a) Notwithstanding any other remedy herein provided for or available, if the Executive should be in breach of any of the provisions of Section 6 or 7, the Executive expressly acknowledges and agrees that the Company will be entitled to injunctive relief or specific performance, without the necessity of proving damages, in addition to any other remedies it may have.

                  (b) Notwithstanding any of the foregoing, in the event of any disputes regarding the interpretation or application of any provision of this Agreement, either the Executive or the Company, or both parties, may request in writing that such dispute be resolved through final and binding arbitration. The parties will jointly select the arbitrator who will hear such dispute. If the parties cannot agree on the selection of an arbitrator, the parties will request that one be appointed by the American Arbitration Association. The arbitration will be conducted in Pittsburgh, Pennsylvania (or in any other location mutually agreed upon by the parties) in accordance with the rules of the American Arbitration Association. The parties acknowledge and agree that time will be of the essence throughout such procedure. The decision of the arbitrator may be entered in any court having subject matter and personal jurisdiction over the dispute and the Executive. The Company will pay any costs and expenses in connection with any such dispute or procedure.

         11. REPRESENTATION. Each party represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person or entity.

         12. SEVERABILITY. In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

         13. NOTICES. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence (with a copy to any counsel designated by the Executive), or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.


         14. MODIFICATIONS AND WAIVERS. No provision of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board and is agreed to in writing, signed by the Executive and by an officer of the Company duly authorized by the Board. No waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

         15. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the parties hereto with respect to its subject matter, except as such parties may otherwise agree in a writing which specifies that it is an exception to the foregoing. This Agreement supersedes all prior agreements between the parties hereto with respect to its subject matter and, notwithstanding any other provision hereof, will become effective upon the execution of this Agreement by the parties.

         16. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of laws of such Commonwealth.

         17. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

         18. HEADINGS, ETC. The section headings contained in this Agreement are for convenience of reference only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement. References to Sections are to Sections in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                        INTERSTATE HOTELS, LLC

                                        By: Interstate Hotel Management, Inc.


                                            By: /s/ W. Thomas Parrington, Jr.
                                               ---------------------------------




                                            /s/ Charles R. Tomb
                                            ------------------------------------
                                                    Charles R. Tomb

                                    EXHIBIT A



Executive:                                Charles R. Tomb






Duties and Responsibilities:              Senior Vice President, Development
                                          (Executive Committee)





Primary Reporting Relationship:            President and Chief Executive Officer

                                November 24, 1998





Charles Tomb
c/o Interstate Hotels, LLC
680 Andersen Dr. - Foster Plaza 10
Pittsburgh, PA  15220


RE: EMPLOYMENT AGREEMENT, DATED AS OF JUNE 2, 1998 (THE "EMPLOYMENT AGREEMENT") BY AND BETWEEN INTERSTATE HOTELS, LLC ("INTERSTATE") AND CHARLES TOMB (THE "EXECUTIVE")


Dear Chuck:

         Your Employment Agreement is hereby amended as follows:

         1. The definition of the term "Election Deadline" is hereby changed from "March 2, 1999" to "the later of (i) March 2, 1999 or (ii) the date that is thirty (30) days following the consummation of the divestiture of Interstate's management business from Patriot American Hospitality, Inc. as contemplated by that certain Settlement Agreement, dated as of May 27, 1998, by and among Marriott International, Inc., Interstate Hotels Corporation, Interstate Hotels Company, Patriot American Hospitality, Inc. and Wyndham International, Inc."

         2. A new sentence shall be deemed added to Section 6(a) of the Employment Agreement to read as follows: "In the event that the Executive elects to terminate this Agreement prior to the Election Deadline, all references in this Section 6 to one hundred eighty (180) days shall be deemed changed to ninety
                  (90) days."

         Except as expressly amended hereby, all of the terms and conditions of your Employment Agreement shall remain in full force and effect.

Charles Tomb
Page 2
November 24, 1998




         Please acknowledge your agreement to the above by signing and dating this letter in the space set forth below.

                                        Very truly yours,

                                        INTERSTATE HOTELS, LLC

                                        By: Interstate Hotels Management, Inc.

                                            /s/ W. Thomas Parrington, Jr.

                                            W. Thomas Parrington, Jr., President
                                            and Chief Executive Officer



Intending to be legally bound hereby,
the undersigned acknowledges and agrees
to all of the foregoing as of this 30th
day of November, 1998.



         /s/ Charles R. Tomb
---------------------------------------
             Charles Tomb